Exhibit 99.2

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF GEMINI

The following discussion and analysis of Old Gemini’s financial condition and results of operations should be read in conjunction with Old Gemini’s financial statements and related notes included elsewhere in this Form 8-K/A. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K/A, including information with respect to Old Gemini plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors”, Old Gemini actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the sections titled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Old Gemini forward-looking statements. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements” included in our proxy statement/prospectus on Form S-4 Registration No. 333-249785, which was declared effective on January 19, 2021 (the “Business Combination Registration Statement”). Old Gemini does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion & Analysis of Financial Condition and Results of Operations of Gemini section to “Gemini,” “we,” “us,” “our” and other similar terms refer to Old Gemini (as defined below) prior to the Business Combination (as defined below) and to Gemini and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a clinical-stage precision medicine company developing novel therapeutic compounds to treat genetically defined, age-related macular degeneration (“AMD”). Our lead product candidate, GEM103, is a recombinant form of the human complement factor H protein (“CFH”) and is designed to address complement hyperactivity and overall dysregulation caused by loss of function mutations thusly restoring retinal health in patients with AMD. Native CFH serves multiple functions in maintaining retinal health, including regulating lipid metabolism in the retina, protecting the retina against lipid and protein by-products of oxidative stress, and regulating the complement system, which is part of the innate immune system. This multifaceted regulation plays an integral role in engagement and maintenance of complement-mediated immune responses that are involved in pathogen defense and cellular debris clearance.

Since inception in 2015, we have devoted substantially all our efforts and financial resources to organizing and staffing our company, business planning, raising capital, discovering product candidates and securing related intellectual property rights and conducting research and development activities for our product candidates. We do not have any products approved for sale, and we have not generated any revenue from product sales. We may never be able to develop or commercialize a marketable product.

Our lead product candidate, GEM103, is in Phase 2a clinical development and our other product candidates and research initiatives are in preclinical or earlier stages of development. Our ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our product candidates. We have not yet successfully completed any pivotal clinical trials, nor have we obtained any regulatory approvals, manufactured a commercial-scale drug, or conducted sales and marketing activities. Through December 31, 2020, we had received gross proceeds of $76.0 million from the sale of our preferred stock, gross proceeds of $16.9 million from borrowings under convertible promissory notes and $10.0 million from our term loan facility with Silicon Valley Bank, (“SVB”).

Business Combination

On October 15, 2020, FS Development Corporation, a Delaware Corporation (“FSDC”), entered into an agreement and plan of merger (the “Merger Agreement”) among it, FSG Merger Sub Inc., Old Gemini and the Shareholders Representative named therein. On February 5, 2021, FSDC consummated the previously announced merger and other transactions contemplated by the Merger Agreement (the “Business Combination”). As a result of the Business Combination, FSDC was renamed Gemini Therapeutics, Inc., and Old Gemini became a wholly-owned subsidiary of Gemini. In connection with the Business Combination, the stockholders of Old Gemini exchanged their interests in Gemini for shares of Common Stock. In addition, Old Gemini’s existing equity incentive plan was terminated; awards issued under Old Gemini’s existing equity incentive plan continue in full force and effect on the same terms and conditions as were previously applicable to such awards, subject to adjustments to the exercise price and number of shares of common stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement. Lastly, in connection with the Business Combination, certain investors purchased an aggregate of $95.1 million of Common Stock in a private placement of public equity (the “PIPE Financing”). We received net proceeds of approximately $199.5 million consisting of proceeds of the PIPE Financing and proceeds remaining in FSDC’s trust account. Gemini will continue to operate under the Old Gemini management team, led by chief executive officer Jason Meyenburg.

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Risks & liquidity

To date, we have not had any products approved for sale and have not generated any revenue from product sales and do not expect to do so for several years, if at all. All of our programs are still in preclinical or clinical development. Our ability to generate product revenue will depend on the successful development and eventual commercialization of one or more of our product candidates.

We have incurred significant operating losses since inception. Our net losses were $41.4 million and $40.8 million for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, we had an accumulated deficit of $112.8 million. We expect to continue to incur net losses for the foreseeable future and expect our research and development expenses and general and administrative expenses to continue to increase. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing development activities, particularly if and as we:

●	continue development activities for GEM103, our first product candidate being tested in AMD, including the completion of our Phase 2a clinical trial in geographic atrophy, the ongoing Phase 2a clinical trial in patients with macular atrophy receiving anti-VEGF therapy and the initiation of a Phase 2b clinical trial in geographic atrophy;

●	continue research and development activities allowing us to nominate our CFH potentiating antibody as a product candidate;

●	continue research and development activities allowing us to nominate our CFH AAV as a product candidate;

●	initiate additional clinical trials and preclinical studies for our other current and future product candidates;

●	maintain, expand and protect our intellectual property portfolio;

●	hire additional clinical, quality control, medical, scientific and other technical personnel to support our clinical and research operations;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials;

●	undertake any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval;

●	expand our infrastructure and facilities to accommodate a growing employee base; and

●	add operational, financial and management information systems and personnel, including personnel to support our research and development programs and any future commercialization efforts.

Furthermore, as a result of the Business Combination, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

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As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. To the extent that we raise additional capital through the sale of private or public equity or convertible debt securities, existing ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of the holders of our common stock. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations or other strategic transactions with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

We have incurred significant operating losses since our inception and as of December 31, 2020, had an accumulated deficit of $112.8 million and have not yet generated revenues. In addition, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We believe that our cash resources, inclusive of the funds received upon the closing of the Business Combination, will enable us to fund our operating expenses and capital expenditure requirements into 2023. Our belief with respect to our ability to fund operations is based on estimates that are subject to risks and uncertainties. If actual results are different from our estimates, we may need to seek additional funding sooner that would otherwise be expected. There can be no assurance that we will be able to obtain additional funding on acceptable terms, if at all. Our future viability beyond that point is dependent on our ability to raise additional capital to finance our operations. For additional information on the Business Combination, please read Note 16, Subsequent Events, to the financial statements included elsewhere in this Form 8-K/A.

COVID-19 pandemic

In March 2020, the WHO declared the COVID-19 outbreak a pandemic. The COVID-19 outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the outbreak and its effects on our business and operations are uncertain.

We and our third-party contract manufacturers (“CMOs”), contract research organizations (“CROs”) and clinical sites may experience disruptions in supply of product candidates and/or procuring items that are essential for our research and development activities, including raw materials used in the manufacturing of our product candidates, medical and laboratory supplies used in our clinical trials or preclinical studies or animals that are used for preclinical testing, in each case, for which there may be shortages because of ongoing efforts to address the outbreak.

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Additionally, we have enrolled, and will seek to enroll, patients in our clinical trials at sites located both in the United States and internationally. Most of our clinical trial sites are in areas affected by COVID-19 and, as a result, our trials are being impacted. We cannot predict how long or impactful these delays may be on our clinical trials. In addition, even if sites are initiating and actively recruiting, we may face difficulties recruiting or retaining patients in our clinical trials if patients are affected by the virus or are unable to or are fearful of visiting or traveling to our clinical trial sites because of the outbreak. Prolonged delays or closure to enrollment in our trials or patient discontinuations could have a material adverse impact on our clinical trial plans and timelines. In addition, our ability to collect and verify data requested of patients enrolled in our clinical trials during this pandemic is being impacted to varying degrees by COVID-19. Clinical trial data collection continues for each of our clinical trials but at a slower pace, and with challenges and interruptions in data collection, including, in some instances, disruption of collection of complete study data. This could have a material adverse impact on our data quality and analysis. In addition, clinical trial sites may be unable or unwilling to initiate a new trial if factors relevant to the pandemic render this impracticable.  These COVID-19 related issues may prolong the time required to conduct our ongoing clinical trials and/or impact the quality of the data obtained from one or more of these studies.

To date, our financial condition and operations have not been significantly impacted by the COVID-19 pandemic. However, we cannot at this time predict the specific extent, duration or full impact that the COVID-19 pandemic will have on our financial condition and operations, including ongoing and planned clinical trials and other operations required to support those clinical trials and research and development activities to advance our pipeline. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, our results and operations may be materially adversely affected and may affect our ability to raise capital.

Term loan

On February 8, 2019, we entered into a term loan facility of up to $10.0 million (the “Term Loan”) with Silicon Valley Bank (“SVB”). The proceeds were used for general corporate and working capital purposes. Concurrent with the Term Loan, we issued SVB warrants to purchase 70,000 shares of our Series A preferred stock at an exercise price of $1.19. At the closing of the Business Combination, these warrants were automatically exercised for 15,257 shares of Common Stock. As of December 31, 2019 and 2020, the Company had $10.0 million in principal outstanding under the Term Loan.

The Term Loan is governed by a loan and security agreement, dated February 8, 2019, between Gemini and SVB (the “SVB Loan Agreement”). The SVB Loan Agreement provided for two separate tranches under which we could borrow. The first tranche for $7.5 million was available as single term loan advance until January 31, 2020. The second tranche was also available until January 31, 2020 as single term loan advance for $2.5 million and required that we meet a certain milestone event. On April 18, 2019, we borrowed $7.5 million under the first tranche, and on December 17, 2019, we borrowed $2.5 million under the second tranche having satisfied the milestone requirement.

The Term Loan matures on January 1, 2023 and accrues interest at a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5% (1.75% as of December 31, 2020). The Term Loan provides for monthly interest-only payments until February 2021. Thereafter, payments are payable in equal monthly installments of principal, plus all accrued and unpaid interest. We may prepay the Term Loan in whole upon 5 days’ prior written notice to SVB. Any such prepayment of the Term Loan is subject to a prepayment charge as follows: for a prepayment made on or prior to February 8, 2020, 2.0% of the then outstanding principal amount; for a prepayment made after February 8, 2020, but on or prior to February 8, 2021, 1.0% of the then outstanding principal amount; and for a prepayment made after February 8, 2021 but prior to the loan maturity date, 0.5% of the then outstanding principal balance. Amounts outstanding during an event of default are payable upon SVB’s demand and will accrue interest at an additional rate of 5.0% per annum of the past due amount outstanding.

At the end of the loan term (whether at maturity, by prepayment in full or otherwise), we are required to pay a final end of term charge to SVB in the amount of 4.0% of the aggregate original principal amount advanced by SVB.

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Convertible promissory notes

On August 21, 2020, we entered into a purchase agreement with existing investors to issue $14.0 million in convertible promissory notes, (the “Notes”). The Notes accrue simple interest at 8% per annum and mature on February 21, 2021. The Notes served as a bridge loan prior to the PIPE Financing in connection with the proposed merger of Old Gemini and FSDC. The Notes were intended to automatically convert into common stock shares issued in the PIPE Financing at a per share conversion price equal to the lowest per share price paid for such shares of common stock in the PIPE Financing. Per the terms of the Merger Agreement, the Notes were amended to allow for the principal and interest to be converted into Series B Preferred Stock at the per share conversion price of $1.3513 prior to the closing of the Business Combination. On February 5, 2021, the Notes converted into 10,741,883 shares of Series B Preferred Stock at a per share conversion price of $1.3513.

Financial Operations Overview

Revenue

We have not generated any revenue since inception and do not expect to generate any revenue from the sale of products in the near future, if at all. If our development efforts are successful and we commercialize our products, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from product sales, as well as upfront, milestone and royalty payments from such collaboration or license agreements, or a combination thereof.

Operating expenses

Research and development expenses

Research and development expenses consist primarily of costs incurred for research activities, including drug discovery efforts and the development of our product candidates. We expense research and development costs as incurred, which include:

●	expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

●	expenses incurred under agreements with CROs that are primarily engaged in the oversight and conduct of our drug discovery efforts and preclinical studies, clinical trials and CMOs that are primarily engaged to provide preclinical and clinical drug substance and product for our research and development programs;

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other costs related to acquiring and manufacturing materials in connection with our drug discovery efforts and preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

●	payments made in cash or equity securities under third-party licensing, acquisition and option agreements;

●	employee-related expenses, including salaries and benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

●	costs related to compliance with regulatory requirements; and

●	allocated facilities-related costs, depreciation and other expenses, which include rent and utilities.

We recognize external development costs as incurred. Any advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered. We estimate and accrue for the value of goods and services received from CROs and other third parties each reporting period based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs.

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We do not track our research and development expenses on a program-by-program basis. Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing our preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years as we continue our existing, and commence additional, planned clinical trials for GEM103, as well as conduct other preclinical and clinical development, including submitting regulatory filings for our other product candidates. We also expect our discovery research efforts and related personnel costs will increase and, as a result, we expect our research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, we may incur additional expenses related to milestone and royalty payments payable to third parties with whom we may enter into license, acquisition and option agreements to acquire the rights to future product candidates.

At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

●	the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

●	establishing an appropriate safety and efficacy profile with IND enabling studies;

●	successful patient enrollment in and the initiation and completion of clinical trials;

●	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make product successfully;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	significant and changing government regulation;

●	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

●	maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

A change in any of these variables with respect to any of our programs would significantly change the costs, timing and viability associated with that program.

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General and administrative expenses

General and administrative expenses consist primarily of employee-related expenses, including salaries and related benefits, travel and stock-based compensation for personnel in executive, business development, finance, human resources, legal, information technology and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as insurance costs and professional fees for legal, patent, consulting, investor and public relations, accounting and audit services. We expense general and administrative costs as incurred.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support the continued development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. We also expect to incur additional intellectual property-related expenses as we file patent applications to protect innovations arising from our research and development activities. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of that product candidate.

Other income (expense)

Interest expense

Interest expense consists of interest accrued on our term loan entered into on February 8, 2019 and the Notes, including the accretion of the beneficial conversion feature discount recognized on the issuance date of the Notes.

Interest income

Interest income consists of income earned on our cash, cash equivalents and restricted cash.

Change in fair value of warrant liability

In February 2019, in conjunction with our term loan, we issued warrants to purchase 70,000 shares of our Series A preferred stock. We account for, and classify, these warrants as a liability on our balance sheet because the warrants are freestanding financial instruments. We remeasure this liability to fair value at each reporting date and recognize changes in the fair value of the warrant liability in our statements of operations. At the closing of the Business Combination, these warrants were automatically exercised for 15,257 shares of Common Stock.

Provision for income taxes

We have not recorded any significant amounts related to income tax expense, we have not recognized any reserves related to uncertain tax positions, nor have we recorded any income tax benefits for the majority of our net losses we have incurred to date or for our research and development tax credits.

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or our tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of existing assets and liabilities and for loss and credit carryforwards, which are measured using the enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The realization of our deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2019, and 2020, we continue to maintain a full valuation allowance against all of our net deferred tax assets based on our evaluation of all available evidence. We file income tax returns in the U.S. federal tax jurisdiction and state jurisdictions and may become subject to income tax audit and adjustments by related tax authorities. Our tax return period for U.S. federal income taxes for the tax years since 2017 remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions. We record reserves for potential tax payments to various tax authorities related to uncertain tax positions, if any. The nature of uncertain tax positions is subject to significant judgment by management and subject to change, which may be substantial. These reserves are based on a determination of whether and how much a tax benefit taken by us in our tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies related to the tax benefit. We develop our assessment of uncertain tax positions, and the associated cumulative probabilities, using internal expertise and assistance from third-party experts. As additional information becomes available, estimates are revised and refined. Differences between estimates and final settlement may occur resulting in additional tax expense. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of our provision for income taxes. To date, no amounts are being presented as an uncertain tax position.

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Results of operations

The following table summarizes our results of operations for the years ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020	Change

Operating expenses:
Research and development	$34,472	$28,170	$(6,302)
General and administrative	6,753	5,870	(883)
Total operating expenses	41,225	34,040	(7,185)
Loss from operations	(41,225)	(34,040)	7,185
Other income (expense):
Interest expense	(350)	(6,826)	(6,476)
Interest income	177	37	(140)
Change in fair value of warrant liability	(2)	(8)	(6)
Net loss and comprehensive loss	$(41,400)	$(40,837)	$563

Research and development expenses

Research and development expenses were $34.5 million for the year ended December 31, 2019, compared to $28.2 million for the year ended December 31, 2020. The decrease of $6.3 million was primarily due to a decrease in external research and development costs because of our strategic decision to focus our product development efforts on GEM103. In addition, we slowed our research and development spending due to the impact of COVID-19 and reduced employee headcount year over year as a result of our initiative to preserve cash. We do not currently track expenses on a program-by-program basis.

General and administrative expenses

General and administrative expenses were $6.8 million for the year ended December 31, 2019, compared to $5.9 million for the year ended December 31, 2020. The decrease of $0.9 million was primarily due to a year over year reduction in employee headcount and employee-related expenses such as travel and benefits as a result of our initiative to preserve cash as well as a reduction in and related expenses such as travel and benefits due to the impact of COVID-19.

Interest expense

Interest expense was $0.4 million for the year ended December 31, 2019, compared to $6.8 million for the year ended December 31, 2020. The increase of $6.5 million is primarily due to the interest expense recognized on the Notes, which includes $5.9 million from the accretion of the beneficial conversion feature discount recognized on the issuance date of the Notes.

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Interest income

Interest income was $0.2 million for the year ended December 31, 2019, compared to less than $0.1 million for the year ended December 31, 2020. The decrease in interest income primarily relates to lower cash balances and lower interest rates during the year ended December 31, 2020 compared to the year ended December 31, 2019.

Change in fair value of warrant liability

The change in fair value of warrant liability reflects a de minimis reduction of the fair value of the Series A preferred stock warrant.

Liquidity and capital resources

Sources of liquidity and capital

Since inception, we have not generated any revenue from any product sales or any other sources and have incurred significant operating losses and negative cash flows from our operations. We have not yet commercialized any of our product candidates and do not expect to generate revenue from sales of any product candidates for several years, if at all. We have funded our operations to date primarily with proceeds from the sale of preferred stock, borrowings under convertible promissory notes and borrowings under loan agreements. Through December 31, 2020, we have received gross cash proceeds of $76.0 million from sales of our preferred stock, gross cash proceeds of $16.9 million from borrowings under convertible promissory notes and $10.0 million of cash proceeds from our term loan with SVB. In connection with the closing of the Business Combination, we received net proceeds of approximately $199.5 million.

As of December 31, 2020, we had cash and cash equivalents of $4.5 million. We have incurred operating losses and experienced negative operating cash flows since inception, and we anticipate that we will continue to incur losses for at least the foreseeable future. Our net losses totaled $41.4 million and $40.8 million for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, we had an accumulated deficit of $112.8 million.

Continued cash generation is highly dependent on our ability to finance our operations through a combination of equity offerings, debt financings, collaboration arrangements and strategic transactions. Due to our significant research and development expenditures, we have experienced periods of negative cash flows from operations as we have yet to generate any revenue. For the year ended December 31, 2020, we experienced a loss from operations and negative cash flows from operations. We anticipate to incur operating losses and negative cash flows from operations for the foreseeable future, particularly as we move forward with our clinical-stage programs. We do not expect to generate revenue from product sales for several years, if at all.

Until required for use in our business, we typically invest our cash in investments that are highly liquid, readily convertible to cash with original maturities of 90 days or less at the date of purchase. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Cash flows

The following table summarizes our cash flows for the years ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020

Net cash used in operating activities	$(38,530)	$(32,708)
Net cash used in investing activities	(233)	(22)
Net cash provided by financing activities	23,221	34,247
Net (decrease) increase in cash, cash equivalents and restricted cash	$(15,542)	$1,517

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Operating activities

We do not generate any cash inflows from our operating activities. Our cash flows from operating activities are significantly influenced by our use of cash for operating expenses and working capital requirements to support the business. We have historically experienced negative cash flows from operating activities as we invested in developing our platform, drug discovery efforts and related infrastructure.

During the year ended December 31, 2019, we used cash in operating activities of $38.5 million, reflecting a net loss of $41.4 million, partially offset by an increase in accounts payable and accrued expenses.

During the year ended December 31, 2020, we used cash in operating activities of $32.7 million, reflecting a net loss of $40.8 million, offset by non-cash charges of $7.8 million and a net change of $0.3 million in our operating assets and liabilities. The non-cash charges primarily consist of $5.9 million accretion of the discount on the Notes, $1.0 million of stock-based compensation expense and $0.6 million of non-cash interest expense. The net change in our operating assets and liabilities was primarily due to a decrease in prepaid expenses and other current assets, partially offset by an increase in deferred offering costs.

Investing activities

During the year ended December 31, 2019 and 2020, we used cash in investing activities of $0.2 million and less than $0.1 million, respectively, consisting primarily of purchases of laboratory equipment.

Financing activities

During the year ended December 31, 2019, net cash provided by financing activities was $23.2 million, consisting primarily of $13.3 million of proceeds from the issuance of our Series B preferred stock and $10.0 million of gross proceeds from our term loan.

During the year ended December 31, 2020, net cash provided by financing activities was $34.2 million, consisting primarily of $20.1 million of proceeds from the issuance of our Series B preferred stock and $14.0 million of proceeds from the issuance of the Notes.

Funding requirements

Our primary use of cash is to fund operating expenses, primarily related to our research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

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We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and clinical trials of our product candidates. In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The timing and amount of our operating expenditures will depend largely on our ability to:

●	advance preclinical development of our early-stage programs and clinical trials of our product candidates;

●	manufacture, or have manufactured on our behalf, our preclinical and clinical drug material and develop processes for late stage and commercial manufacturing;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials;

●	establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

●	hire additional clinical, quality control and scientific personnel;

●	expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company;

●	obtain, maintain, expand and protect our intellectual property portfolio;

●	manage the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

●	manage the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if ever. Accordingly, we will need to obtain substantial additional funds to achieve our business objectives.

As of December 31, 2020, we had cash and cash equivalents of $4.5 million. We believe that our cash and cash equivalents as well as the net proceeds received of approximately $199.5 million following the closing of the Business Combination on February 5, 2021, will enable us to fund our operating expenses and capital expenditure requirements into 2023. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect.

Until such time as we can generate substantial product revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market drug candidates that we would otherwise prefer to develop and market ourselves.

For additional information on risks associated with our substantial capital requirements, please read the section titled “Risk Factors” included in the Business Combination Registration Statement.

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Working capital

Because of the numerous risks and uncertainties associated with research, development and commercialization of biologic product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical trials;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the costs, timing and ability to manufacture our product candidates to supply our clinical and preclinical development efforts and our clinical trials;

●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

●	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

●	the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing our intellectual property rights and defending intellectual property-related claims;

●	our ability to establish and maintain collaborations on favorable terms, if at all; and

●	the extent to which we acquire or in-license other product candidates and technologies.

Contractual obligations and commitments

The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods (in thousands):

			Less than	1 to 3	4 to 5	More than
		Total	1 year	years	years	5 years

Long-term debt obligations	(i)	$10,000	$5,000	$5,000	$-	$-
Operating lease obligations	(ii)	2,447	958	1,489	-	-
License fee obligations	(iii)	1,100	220	440	440	-
Other long-term obligations	(iv)	400	-	400	-	-
Total		$13,947	$6,178	$7,329	$440	$-

(i)	We have borrowed $10.0 million under our term loan facility with SVB. The term loan matures on January 1, 2023 and accrues interest at a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5%. Our $14.0 million of Notes are excluded from the preceding table as the Notes converted to Series B Preferred Stock on February 5, 2021 and do not impact our liquidity or cash flows.
(ii)	We have an operating lease agreement for our office and laboratory space.
(iii)	We are required to make license fee payments to our licensors. See Financial Statements, Note 13, Commitments and Contingencies, for additional details regarding our payment obligations to these licensors.
(iv)	At the end of the SVB loan term, we are required to pay a final end of term charge to SVB in the amount of 4.0% of the aggregate original principal amount borrowed.

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We enter into contracts in the normal course of business with CMOs, CROs and other third parties for the manufacture of our product candidates and to support clinical trials and preclinical research studies and testing. These contracts are generally cancelable at any time by us following a certain period after notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. These payments are not included in the preceding table as the amount and timing of such payments are unknown or uncertain as of December 31, 2020.

Contract research and manufacturing organizations

We recorded accrued expenses of approximately $3.1 million in our balance sheet for expenditures incurred by CROs and CMOs as of December 31, 2020.

Tax-related obligations

To date, we have not recognized any reserves related to uncertain tax positions. As of December 31, 2020, we had no accrued interest or penalties related to uncertain tax positions.

Critical accounting policies and significant judgments and estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements appearing elsewhere in this Form 8-K/A, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Accrued research and development expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of the estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

●	vendors, including research laboratories, in connection with preclinical development activities;

●	CROs and investigative sites in connection with preclinical studies and clinical trials; and

●	CMOs in connection with drug substance and drug product formulation of preclinical studies and clinical trial materials.

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We base our expenses related to preclinical studies and clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that supply, conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, our estimated accruals have not differed materially from actual costs incurred.

Stock-based compensation

Prior to the closing of the Business Combination, we measured all stock-based awards granted to employees, directors and non-employees based on their fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. We granted stock options and restricted stock awards that are subject to either service or performance-based vesting conditions. Compensation expense related to awards to employees and non-employees with performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. We estimated the probability that certain performance criteria will be met and do not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

Prior to the closing of the Business Combination, we classified stock-based compensation expense in our statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Prior to the closing of the Business Combination, we estimated the fair value of each stock option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield.

Determination of the fair value of common stock

Prior to the closing of the Business Combination, there was no public market for our common stock and, therefore, the estimated fair value of our common stock was determined by our most recently available third-party valuations of common stock. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using an option pricing method, or OPM, or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method, or PWERM, where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of our common stock based upon an analysis of our future values, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $0.28 per share as of July 31, 2017, $0.31 per share as of August 28, 2018, $0.41 per share as of November 2, 2018, $0.47 per share as of September 26, 2019, $0.55 per share as of January 21, 2020, and $1.66 per share as of September 20, 2020.

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In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

●	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

●	the progress of our research and development programs, including the status and results of preclinical studies and clinical trials for our product candidates;

●	our stage of development and commercialization and our business strategy;

●	external market conditions affecting the biopharmaceutical industry and trends within the biopharmaceutical industry;

●	our financial position, including cash on hand, and our historical and forecasted performance and results of operations;

●	the lack of an active public market for our common stock and our preferred stock;

●	the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of Gemini in light of prevailing market conditions; and

●	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established for a sufficient period of time subsequent to the closing of the Business Combination, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Off-balance sheet arrangements

We do not have during the years presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements included elsewhere in this Form 8-K/A.

Quantitative and qualitative disclosures about market risks

We are exposed to market risk in the ordinary course of our business. These risks primarily relate to changes in interest rates.

Our cash and cash equivalents as of December 31, 2020 consisted of cash and a money market fund account. Because of the short-term nature of our money market fund, a sudden change in market interest rates would not be expected to have a material impact on our financial position or results of operations.

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As of December 31, 2020, the principal amount of our term loan was $10.0 million. The following table is an estimate of our interest expense based upon our floating rate term loan that could result from hypothetical interest rate changes, based on debt levels as of December 31, 2020:

Hypothetical Change in Interest Rates (i)	Annual Impact to Interest Expense
1-percent increase	$100,000 increase
1-percent decrease	No Impact

(i)	We pay a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5%. See Note 6 to our financial statements for further information.

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with foreign vendors. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation would generally affect us by increasing our cost of labor and clinical trial costs. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2019 and 2020.

Emerging growth company and smaller reporting company status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions until we are no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We have elected to avail ourselves of the extended transition period and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless we choose to early adopt a new or revised accounting standard.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceed $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

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